In response to recent investors’ questions, ShengdaTech has provided the following:

1.
The gross margin for the chemical business in the first quarter 2006 was 22.4% compared to gross margin for the full year 2006 of 27.8%. What is the reason for the lower gross margin in the first quarter?

A:
1) In the first quarter we experienced a large demand for our lower margin fertilizer, ammonium bicarbonate. To offset this increased demand we adjusted our product mix in the subsequent quarters. After the adjustment, the proportion was changed for a maximum capacity for AB and LA production of 30% and 50%, respectively; 2) the increased production capacity of melamine, as well as the increased market prices of liquid ammonia and methanol also contribute to the higher gross margin of the year 2006.

2.	What is the total cost for research and development? Is the cost of research and development included in general and administrative expenses?
A:	Our research and development cost is included in general and administrative expense. For 2006, 2005 and 2004 research and development was $340,000, $100,000 and $3,000 respectively.

3.	What is the capital expenditure for the addition of 40,000 metric tons of NPCC in May and the 60,000 metric tons of NPCC at the end of 2007?
A:	We have estimated capital expenditure for the additional 40,000 metric tons of NPCC to be $9.6 million and the other 60,000 metric tons of NPCC to be $38.5 million.

4.	How will you calculate the 2007 taxes?
A:
Our taxes during 2007 will be calculated based on income from the old NPCC business, the new NPCC business and chemical business separately. For 2007, the old NPCC factory is taxed at 16.5% and the new factory is tax free."

5.	Please explain why the interest income on cash balance is just over 1%.
A:
The interest income is strictly calculated according to the interest rate provided by Bank of China. However, we are always considering alternatives to gain a more favorable rate of return for our cash on hand

6.	The fourth quarter 2006 showed a sharp decline in days outstanding (from 44 to 22). Please explain the reason for this.
A:
We experience a reduction in days sales outstanding as a result of our policy that our customers have to pay off their outstanding balance before we deliver a new order. When we began production at our new factory, many of our current customers immediately placed new orders and as such paid their outstanding balance which created a temporary decline in our days sales outstanding for the quarter. Our standard credit terms are net 45 to 90 days, depending on the customer.

7.	In the fourth quarter there was an expense of $199,000 in "other expense." Please explain this expense.
A:	This other expense mainly included bank fees and disposing of equipment.

8.	Currently, ShangdaTech has 30 salespeople and stated it plans to add 7-8 more branch offices in 2007. How many salespeople will the Company have at year end?
A:	We expect to have approximately 60 salespeople by year-end 2007.

9.	Will ShengdaTech provide guidance on the first quarter 2007 earnings call?
A:
We are reviewing our budget and financial projections with our newly formed Board Audit committee. Once the audit committee has completed its review, they will establish a policy for providing guidance.

10.	What is the forecasted average selling price for NPCC?
A:
Average selling price for NPCC in the fourth quarter 2006 and first quarter 2007 was $460/ metric ton. As we begin our expansion into new markets during the second quarter of 2007, the average selling price for NPCC is anticipated to be $455/metric ton for that quarter, for a decline of just over 1%.  We feel that average selling price reductions will have minor impact on our gross margins due to cost efficiencies realized at our new manufacturing facilities.

11.	Can you explain why purchases of property and equipment on the cash flow statement were negative in the fourth quarter?
A:
As of September 30, 2006, the Company had recorded, as fixed asset additions, the construction of the new 60,000/mt plant.  During the fourth quarter 2007, it was determined that a portion ($971,496) of the amount paid to related parties for the construction of the new plant was a capital distribution.  During the 4th quarter, this amount was reclassified from fixed assets to a charge to stockholders equity and exceeded the amount of additions and advances paid for the 40,000/mt plant thereby resulting in a negative addition to fixed assets for the quarter.